Exhibit 4.2

Execution Version

AMENDED AND RESTATED
TRUST AGREEMENT

among

FORD CREDIT AUTO LEASE TWO LLC,
acting for its Series of limited liability company interests designated as the “2019-A Series,” as Depositor

and

THE BANK OF NEW YORK MELLON,
as Owner Trustee

and

BNY MELLON TRUST OF DELAWARE,
as Delaware Trustee

for

FORD CREDIT AUTO LEASE TRUST 2019-A

Dated as of February 1, 2019

i

ii

AMENDED AND RESTATED TRUST AGREEMENT, dated as of February 1, 2019 (this “Agreement”), among FORD CREDIT AUTO LEASE TWO LLC, a Delaware limited liability company, as Depositor, THE BANK OF NEW YORK MELLON, a New York banking corporation, not in its individual capacity but solely as Owner Trustee under this Agreement, and BNY MELLON TRUST OF DELAWARE, a Delaware banking corporation, not in its individual capacity but solely as Delaware Trustee under this Agreement, for Ford Credit Auto Lease Trust 2019-A.

BACKGROUND

The parties created the Issuer under a Trust Agreement, dated as of January 28, 2019, to engage in a securitization transaction sponsored by Ford Credit in which the Issuer will issue Notes secured by a 2019-A Exchange Note that is secured by a reference pool of leases and leased vehicle purchased by the Titling Companies from motor vehicle dealers.

In connection with the securitization transaction, the parties have determined to amend and restate the original Trust Agreement on the terms in this Agreement.

The parties agree as follows:

ARTICLE I
USAGE AND DEFINITIONS

Section 1.1.           Usage and Definitions.  Capitalized terms used but not defined in this Agreement are defined in Appendix 1 to the 2019-A Exchange Note Supplement, dated as of February 1, 2019 (the “Exchange Note Supplement”), to the Second Amended and Restated Credit and Security Agreement, dated as of July 22, 2005, as amended and restated as of December 1, 2015 (the “Credit and Security Agreement”), among CAB East LLC and CAB West LLC, as Borrowers, U.S. Bank National Association, as Administrative Agent, HTD Leasing LLC, as Collateral Agent, and Ford Motor Credit Company LLC, as Lender and Servicer, or in Appendix A to the Credit and Security Agreement.  Appendix 1 and Appendix A also contain usage rules that apply to this Agreement.  Appendix 1 and Appendix A are incorporated by reference into this Agreement.

ARTICLE II
ORGANIZATION OF TRUST

Section 2.1.           Name.  The trust was created and is known as “Ford Credit Auto Lease Trust 2019-A”, in which name the Owner Trustee may conduct the activities of the Issuer and make and execute contracts and other documents and sue and be sued on behalf of the Issuer.

Section 2.2.           Office.  The Delaware office of the Issuer is in care of the Delaware Trustee.  The Delaware Trustee will maintain an office or agency where notices and demands to or on the Delaware Trustee under the Transaction Documents may be served.  The Delaware Trustee designates its Corporate Trust Office for those purposes and will promptly notify the Depositor and the Indenture Trustee of a change in the location of its Corporate Trust Office.  The New York office of the Issuer is in care of the Owner Trustee.  The Owner Trustee will maintain an office or agency where notices and demands to or on the Owner Trustee under the

Transaction Documents may be served.  The Owner Trustee designates its Corporate Trust Office for those purposes and will promptly notify the Depositor and the Indenture Trustee of a change in the location of its Corporate Trust Office.

Section 2.3.           Purposes and Powers.

(a)           Permitted Activities.  The purpose of the Issuer is, and the Issuer will have the power and authority, and is authorized, to engage in the following activities:

(i)     to acquire the 2019-A Exchange Note and other Sold Property under the Exchange Note Sale Agreement from the Depositor in exchange for the Notes;

(ii)    to Grant the Collateral to the Indenture Trustee under the Indenture;

(iii)   to enter into and perform its obligations under the Transaction Documents;

(iv)   to issue the Notes under the Indenture and to facilitate the sale of the Notes by the Depositor;

(v)    to pay principal of and interest on the Notes;

(vi)   to administer and manage the Trust Property;

(vii)  to make payments to the Noteholders and distributions to the holder of the Residual Interest; and

(viii) to take other actions necessary or advisable to accomplish the activities listed above or that are incidental to the activities listed above.

(b)           No Other Activity.  The Issuer will not engage in any activity other than as required or authorized by this Agreement or the other Transaction Documents.

Section 2.4.           Appointment of Co-Trustees.

(a)           Appointment of Owner Trustee.  The Depositor appoints the Owner Trustee as trustee of the Issuer to have all the rights, powers and obligations in this Agreement.

(b)           Appointment of Delaware Trustee.  The Depositor appoints the Delaware Trustee to serve as the trustee of the Issuer in the State of Delaware for the sole purpose of satisfying Section 3807 of the Delaware Statutory Trust Act that the Issuer have at least one trustee with a principal place of business in Delaware.  The duties of the Delaware Trustee are limited to (a) accepting legal process served on the Issuer in the State of Delaware and (b) at the Owner Trustee’s direction, executing and filing certificates required to be filed with the Secretary of State of the State of Delaware under Section 3811 of the Delaware Statutory Trust Act.  The Delaware Trustee will notify the Owner Trustee after it takes either of those actions.  The Delaware Trustee does not have the powers, duties and liabilities of the Owner Trustee.  The Delaware Trustee is not liable for any act or failure to act of the Owner Trustee, the Depositor, the holder of the Residual Interest or the Issuer.  To the extent that, at law or in equity, the

Delaware Trustee has duties (including fiduciary duties) or liabilities to the Issuer, the Depositor or any holder of the Residual Interest, it is agreed by the parties that such duties and liabilities are replaced by the duties and liabilities of the Delaware Trustee stated in this Agreement.

Section 2.5.           Contribution and Sale of Trust Property.  As of the date of the formation of the Issuer, the Depositor contributed to the Owner Trustee, and the Owner Trustee acknowledged receipt of, the amount of $1, which is the initial Trust Property.  On the Closing Date, the Depositor will sell to the Issuer the Sold Property in exchange for the Notes under the Exchange Note Sale Agreement.

Section 2.6.           Declaration of Trust.  The Owner Trustee will hold the Trust Property in trust under this Agreement for the use and benefit of the holder of the Residual Interest and subject to the obligations of the Issuer under the Transaction Documents.  The parties intend that the Issuer is a statutory trust under the Delaware Statutory Trust Act and that this Agreement is the governing instrument of the statutory trust.  The Owner Trustee will have the rights, powers and obligations in this Agreement and in the Delaware Statutory Trust Act for accomplishing the purposes of the Issuer and engaging in any activity required or authorized by this Agreement or the other Transaction Documents.  The parties intend that the activities of the Issuer be managed by the Administrator under the Administration Agreement.  A Certificate of Trust substantially in the form of Exhibit A has been filed with the Secretary of State of the State of Delaware.  The parties intend that the Issuer is a “business trust” within the meaning of Section 101(9)(a)(v) of the Bankruptcy Code.

Section 2.7.           Limitations on Liability.

(a)           Liability of Depositor.  The Depositor, as initial holder of the Residual Interest, will have the same limitation of personal liability as stockholders of a private for profit corporation organized under the Delaware General Corporation Law.

(b)           Liability to Third Parties.  Except as stated in this Agreement, none of the Depositor, the Administrator or their Affiliates or any of their directors, managers, officers or employees will be liable for the Issuer’s debts, obligations or liabilities.

Section 2.8.           Title to Trust Property.

(a)           Title Vested in Issuer.  Legal title to the Trust Property will be vested in the Issuer as a separate legal entity, except where applicable law in a jurisdiction requires title to the Trust Property to be vested in a trustee or trustees, in which case title will be considered vested in the Owner Trustee, a co-trustee and/or a separate trustee appointed under this Agreement.

(b)           No Legal Title in Holder of Residual Interest.  The holder of the Residual Interest has no legal title to any Trust Property.  The holder of the Residual Interest will receive distributions on its Residual Interest only according to Article IV.

Section 2.9.           Location of Issuer.  The Issuer will be administered in the States of Delaware and New York.  Bank accounts maintained by the Owner Trustee on behalf of the Issuer will be located in the State of New York.  The Issuer will not have employees in a state other than the State of Delaware, except that The Bank of New York Mellon, in its capacity as

Owner Trustee or another capacity, may have employees within or outside the State of Delaware.  The Issuer will only receive payments in or make payments from the State of Delaware or the State in which the Indenture Trustee is located.  The Issuer’s principal office will be in care of the Delaware Trustee in the State of Delaware.

Section 2.10.         Depositor’s Representations and Warranties.  The Depositor represents and warrants to each Co-Trustee as of the Closing Date:

(a)           Organization and Qualification.  The Depositor is duly organized and validly existing as a limited liability company in good standing under the laws of the State of Delaware.  The Depositor is qualified as a foreign limited liability company in good standing and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its properties or the conduct of its activities requires the qualification, license or approval, unless the failure to obtain the qualifications, licenses or approvals would not reasonably be expected to have a material adverse effect on the Depositor’s ability to perform its obligations under this Agreement.

(b)           Power, Authority and Enforceability.  The Depositor has the power and authority to execute, deliver and perform its obligations under this Agreement.  The Depositor has authorized the execution, delivery and performance of this Agreement.  This Agreement is the legal, valid and binding obligation of the Depositor enforceable against the Depositor, except as may be limited by insolvency, bankruptcy, reorganization or other similar laws relating to the enforcement of creditors’ rights or by general equitable principles.

(c)           No Conflicts and No Violation.  The completion of the transactions under this Agreement, and the performance of its obligations under this Agreement, will not (i) conflict with, or be a breach or default under, any indenture, mortgage, deed of trust, loan agreement, guarantee or similar document under which the Depositor is a debtor or guarantor, (ii) result in the creation or imposition of any Lien on the Depositor’s properties or assets under the terms of any indenture, mortgage, deed of trust, loan agreement, guarantee or similar document (other than the Exchange Note Sale Agreement), (iii) violate the Depositor’s certificate of formation or limited liability company agreement or (iv) violate a law or, to the Depositor’s knowledge, an order, rule or regulation of a federal or State court, regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Depositor or its properties that applies to the Depositor, which, in each case, would reasonably be expected to have a material adverse effect on the Depositor’s ability to perform its obligations under this Agreement.

(d)           No Proceedings.  To the Depositor’s knowledge, there are no proceedings or investigations pending or threatened in writing before a federal or State court, regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Depositor or its properties (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the completion of the transactions under this Agreement, (iii) seeking a determination or ruling that would reasonably be expected to have a material adverse effect on the Depositor’s ability to perform its obligations under, or the validity or enforceability of, this Agreement or (iv) that would reasonably be expected to (A) affect the treatment of the Notes as indebtedness for U.S. federal income or Applicable Tax State income or franchise tax purposes, (B) be deemed to cause a taxable exchange of the Notes for U.S. federal income tax purposes or (C) cause the

Issuer to be treated as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, in each case, other than proceedings that would not reasonably be expected to have a material adverse effect on the Depositor, the performance by the Depositor of its obligations under, or the validity and enforceability of, the Transaction Documents or the Notes or the tax treatment of the Issuer or the Notes.

Section 2.11.         Tax Matters.

(a)           Disregarded Entity.  The parties and Ford Credit intend that, for purposes of U.S. federal income, State and local income and franchise tax, so long as the Issuer has no equity owner other than the Depositor (as determined for U.S. federal income tax purposes), the Issuer will be treated as an entity disregarded as separate from the Depositor.

(b)           Recharacterized Classes.  If beneficially owned for U.S. federal income tax purposes by a Person other than the Depositor, each Class of Notes is intended to be treated as indebtedness for U.S. federal income tax purposes.  The Depositor agrees, and the Noteholders by acceptance of their Notes agree in the Indenture, to that treatment and each agrees to take no action inconsistent with that treatment.  If one or more Classes of Notes is recharacterized as an equity interest in the Issuer, and not as indebtedness (a “Recharacterized Class”) and a Recharacterized Class is treated as not owned for U.S. federal income tax purposes by the same entity that owns the Issuer, the parties intend that the Issuer be characterized as a partnership among the Depositor (if it is at that time treated as an equity owner of the Issuer for U.S. federal income tax purposes), other holders, if any, of the Residual Interest and holders of the Recharacterized Class or Classes.  In that event, for purposes of U.S. federal income, State and local income or franchise tax each month:

(i)    amounts paid as interest to holders of a Recharacterized Class will be treated as a guaranteed payment within the meaning of Section 707(c) of the Code;

(ii)   if the characterization in Section 2.11(b)(i) is not respected, gross ordinary income of the Issuer for that month as determined for U.S. federal income tax purposes will be allocated to the holders of each Recharacterized Class as of the Record Date occurring within that month, in an amount equal to the sum of (A) the interest accrued to the Recharacterized Class for that month, (B) the part of the market discount on the 2019-A Exchange Note accrued during that month that is allocable to any excess of the aggregate initial Note Balance of the Recharacterized Class over the initial aggregate issue price of the Notes of the Recharacterized Class and (C) any amount expected to be distributed to the holders of that Class of Notes under Section 8.2 of the Indenture (if not previously allocated under this subsection (ii)) if necessary to reverse any net loss previously allocated to holders of the Notes of the Recharacterized Class (if not previously reversed under this clause (C)); and

(iii)  then, remaining net income of the Issuer (subject to the modifications below) for that month as determined for U.S. federal income tax purposes (and each item of income, gain, credit, loss or deduction for the computation of net income) will be allocated to the holder of the Residual Interest.

If the gross ordinary income of the Issuer for a month is insufficient for the allocations described in Section 2.11(b)(ii), gross ordinary income in later periods will first be allocated to each Recharacterized Class in alphabetical order (if applicable) to make up the shortfall before an allocation under Section 2.11(b)(iii).  Any net losses of the Issuer for a month as determined for U.S. federal income tax purposes (and each item of income, gain, credit, loss or deduction for the computation of net losses) will be allocated to the holder of the Residual Interest if the holder of the Residual Interest is reasonably expected to bear the economic burden of those net losses, and any remaining net losses will be allocated in reverse alphabetical order (if applicable) to each Recharacterized Class, in each case, until the Note Balance of the Recharacterized Class is reduced to zero as of the Record Date occurring within that month, and among the holders of the Recharacterized Class, in proportion to their ownership of the aggregate Note Balance of the Recharacterized Class on that Record Date.  The partnership representative designated under Section 2.11(f) is authorized to modify the allocations in this Section 2.11(b) if necessary or advisable, in its sole discretion, for the allocations to fairly reflect the economic income, gain or loss to the holder of the Residual Interest or the holders of a Recharacterized Class or as required by the Code.

(c)           Filing of Returns.  The parties agree that, unless required by the tax authorities, the Depositor, on behalf of the Issuer, will file or cause to be filed annual or other returns, reports and other forms consistent with the characterizations described in Section 2.11(a) and the first sentence of Section 2.11(b).

(d)           Elections.  The Owner Trustee will not elect or cause the Issuer to elect, and no holder of the Residual Interest will elect or permit an election to be made, to treat the Issuer as an association taxable as a corporation for U.S. federal income tax purposes under Treasury Regulation §301.7701-3.  If the Issuer is classified as a partnership for U.S. federal income tax purposes, the Majority Equity Holder will or will cause the Issuer, to the extent eligible, to make the election under Section 6221(b) of the Code for determinations of adjustments at the partnership level and take any other action necessary or appropriate for the election.  If this election is not available, to the extent applicable, the Majority Equity Holder will or will cause the Issuer to make the election under Section 6226(a) of the Code for the alternative to payment of imputed underpayment by a partnership and take any other action necessary or appropriate for the election.  However, the Majority Equity Holder is authorized, in its sole discretion, to make any available election under Sections 6221 through 6241 of the Code, including any other Code provisions for the same subject matter, and any related regulations (adopted or proposed) and administrative guidance (the “BBA Partnership Audit Rules”) and take any action it deems necessary or appropriate to comply with the requirements of the Code and to conduct the Issuer’s activities under the BBA Partnership Audit Rules.  Each holder and, if different, each beneficial owner of a Residual Interest or Recharacterized Class, shall promptly provide the Issuer, Depositor and Administrator any requested information, documentation or material to enable the Issuer to make any of the elections described in this clause (d) and otherwise comply with the BBA Partnership Audit Rules.  For purposes of this Section 2.11, the “Majority Equity Holder” means the Depositor or, if it is no longer treated as holding an equity interest in the Issuer for U.S. federal income tax purposes, the holder of the greatest percentage of the equity interests in the Issuer.  The provisions of this Section 2.11(d) shall survive any termination of this Agreement.

(e)           Alternative Treatment; Capital Accounts.  If the Issuer is not treated as an entity disregarded as separate from the Depositor for U.S. federal income tax purposes, the Administrator or the Owner Trustee will, based on information or instruction given by or on behalf of the Depositor, (i) maintain the books of the Issuer on the basis of a calendar year and the accrual method of accounting, (ii) deliver to each holder of the Residual Interest information required under the Code to enable the holder to prepare its U.S. federal and State income tax returns, (iii) file tax returns relating to the Issuer and make elections under any applicable U.S. federal or State statute and (iv) collect any withholding tax according to Section 4.1(d).  The Administrator (or the Owner Trustee at the request of the Administrator) will also establish and maintain, according to Section 1.704-1(b)(2)(iv) of the Treasury Regulations, a separate bookkeeping account for the Depositor and each other person treated as an equity owner of the Issuer for U.S. federal income tax purposes.  This Section 2.11(e) will be interpreted to comply with the Treasury Regulations under Section 704 of the Code and the Depositor is authorized to modify these provisions if necessary to comply with those regulations.

(f)            Partnership Representative.  If the Issuer is classified as a partnership for U.S. federal income tax purposes, the Majority Equity Holder will (i) prepare and sign, on behalf of the Issuer, the tax returns of the Issuer and (ii) be designated as the partnership representative of the Issuer under Section 6223(a) of the Code to the extent allowed under the law.

ARTICLE III
RESIDUAL INTEREST AND TRANSFER OF INTERESTS

Section 3.1.           Residual Interest.  The Depositor is the initial holder of the Residual Interest.  The holder of the Residual Interest will receive any amounts not needed on a Payment Date to pay the Notes and the Issuer’s other obligations under the Indenture and this Agreement, and any amounts remaining in the Reserve Account after payment in full of the 2019-A Exchange Note and the Notes and of all other amounts owing or to be distributed under the Transaction Documents to the Secured Parties on the termination of the Issuer.

Section 3.2.           Registration of Residual Interest.  The Issuer appoints the Owner Trustee to be the “Trust Registrar” and to keep a register (the “Trust Register”) of the holders of the Residual Interest and transfers of the Residual Interest.  If the Trust Registrar resigns, the Administrator, on behalf of the Issuer, will promptly appoint a successor or, if it elects not to make the appointment, assume the obligations of Trust Registrar.  The “holder of the Residual Interest” will be the Person registered as the holder of the Residual Interest on the Trust Register.

Section 3.3.           Transfer of Residual Interest.  The holder of the Residual Interest will be permitted to sell, transfer, assign or convey its rights in the Residual Interest if the following conditions are satisfied:

(a)           Opinion of Counsel.  The holder of the Residual Interest delivers an Opinion of Counsel to the Issuer and the Indenture Trustee stating that the action will not cause the Issuer or a Titling Company to be or become characterized for U.S. federal income tax purposes as an association or publicly traded partnership taxable as a corporation;

(b)           Tax Forms.  The holder of the Residual Interest delivers to the Indenture Trustee and the Owner Trustee a U.S. Internal Revenue Service Form W-9 stating that it is a U.S. Person under Section 7701(a)(30) of the Code;

(c)           Nature of Tax Positions.  The Depositor has notified the transferee of the Residual Interest of the tax positions previously taken by it, as holder of the Residual Interest, for U.S. federal and State income tax purposes and the transferee has agreed to take tax positions consistent with the tax positions previously taken by the Depositor;

(d)           Pass-Through Entity.  The transferee of the Residual Interest either (i) is not (or, if it is disregarded as an entity separate from its owner within the meaning of Treasury Regulations Section 301.7701-3(a), its owner is not), for federal income tax purposes, a partnership, grantor trust, or S Corporation (as defined in the Code) (that entity, a “Pass-Through Entity”) or (ii) is a Pass-Through Entity, but (A) after giving effect to the transaction, less than 50 percent of the value of each beneficial ownership interest in the Pass-Through Entity is attributable to the entity’s interest in the Issuer or (B) the purpose of using the tiered arrangement was not to avoid the purposes of Section 1.7704-1(h) of the Treasury Regulations;

(e)           ERISA Certification.  The transferee of the Residual Interest delivers to the Indenture Trustee and the Owner Trustee a certification that it is not, and is not acting on behalf of or investing the assets of (i) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (ii) a “plan” (as defined in Section 4975(e)(1) of the Code) that is subject to Section 4975 of the Code, (iii) an entity whose underlying assets include “plan assets” (within the meaning of Department of Labor Regulation 29 C.F.R. Section 2510.3-101 or otherwise under ERISA) by reason of the employee benefit plan’s or plan’s investment in the entity or (iv) an employee benefit plan, plan or retirement arrangement that is subject to Similar Law;

(f)            Established Securities Market.  The holder or transferee of the Residual Interest delivers to the Owner Trustee a certification that it has neither acquired nor will it transfer a Residual Interest it purchases or cause the Residual Interest to be marketed on or through an “established securities market” within the meaning of Section 7704(b)(1) of the Code, including an over-the-counter market or an interdealer quotation system that regularly disseminates firm buy or sell quotations; and

(g)           Rating Agency Condition.  If the transferee of the Residual Interest is Ford Credit or an Affiliate of Ford Credit that is not a special-purpose, bankruptcy remote entity, the holder of the Residual Interest satisfies the Rating Agency Condition.

ARTICLE IV
APPLICATION OF TRUST PROPERTY

Section 4.1.           Application of Trust Property.

(a)           Distributions Under Indenture.  Before the satisfaction and discharge of the Indenture, all distributions of Trust Property, including any distributions to the holder of the Residual Interest, will be made according to Article VIII of the Indenture.

(b)           Distributions Following Satisfaction and Discharge of Indenture.  Following the satisfaction and discharge of the Indenture, the Owner Trustee will distribute the Trust Property as directed by the holder of the Residual Interest.

(c)           Funds Deposited with Owner Trustee.  All funds deposited with the Owner Trustee may be held in a non-interest bearing trust account and are not required to be segregated from other funds, except to the extent required by law or the terms of this Agreement.

(d)           Withholding Tax.  If federal withholding tax is imposed on the Issuer’s payments (or allocations of income) to the holder of the Residual Interest made by the Owner Trustee, that tax will reduce the amount distributable to the holder.  The Owner Trustee is authorized and directed to retain from amounts distributable to the holder of the Residual Interest a sufficient amount for the payment of the withholding tax that is legally owed by the Issuer.  The Owner Trustee may contest the tax and withholding payment of the tax, if permitted by law, pending the outcome.  The amount of withholding tax imposed on the holder of the Residual Interest will be treated as cash distributed to the holder at the time it is withheld by the Issuer and paid to the taxing authority.  If there is a possibility that withholding tax is payable for a distribution, the Owner Trustee may, in its sole discretion, withhold those amounts.  If the holder of the Residual Interest seeks to apply for a refund of the withholding tax, the Owner Trustee will cooperate with the holder in making the claim so long as the holder agrees to reimburse the Owner Trustee for expenses incurred in cooperating.

ARTICLE V
OWNER TRUSTEE’S AUTHORITY AND OBLIGATIONS

Section 5.1.           General Authority.

(a)           Execution of Transaction Documents; Direction to Indenture Trustee.  The Owner Trustee is authorized and directed, on behalf of the Issuer, to (i) execute and deliver the Transaction Documents to which the Issuer is a party and the other documents required to be delivered on the Closing Date by the Issuer under the Transaction Documents and (ii) direct the Indenture Trustee to authenticate and deliver the Notes.

(b)           Actions under Transaction Documents.  The Owner Trustee is authorized, but not obligated, to take all actions required of the Issuer under the Transaction Documents and is authorized to take actions on behalf of the Issuer, if permitted by the Transaction Documents, that the Servicer or the Administrator directs, except if this Agreement requires the consent of the Noteholders or the holder of the Residual Interest for the action.  In addition, the Administrator is authorized to take actions on behalf of the Issuer, if permitted by the Transaction Documents, according to the Administration Agreement.

Section 5.2.           General Obligations.

(a)           Obligations Under Transaction Documents.  Subject to Section 5.3, the Owner Trustee will perform the obligations of the Owner Trustee under this Agreement and the Transaction Documents to which the Issuer is a party.  The Owner Trustee will administer the Issuer in the interest of the holder of the Residual Interest, subject to the Lien of the Indenture and according to the Transaction Documents.

(b)           Discharge of Liens.  The Owner Trustee will promptly take, at its own expense, action necessary to discharge a Lien (other than the Lien of the Indenture) on the Trust Property resulting from actions by, or claims against, the Owner Trustee in its individual capacity that are not related to the ownership or the administration of the Trust Property.

(c)           Obligations Performed by Administrator.  The Owner Trustee will be considered to have performed its obligations under the Transaction Documents if the Administrator is required in the Administration Agreement to perform the obligations of the Owner Trustee or the Issuer.  The Owner Trustee will not be liable for the default or failure of the Administrator to perform its obligations under the Administration Agreement.

Section 5.3.           Action Requiring Prior Notice.  For the following matters, the Owner Trustee may not take action unless (a) at least 30 days before taking the action, the Owner Trustee has notified the Indenture Trustee (who will notify the Noteholders), the holder of the Residual Interest and the Administrator (who will notify the Rating Agencies) of the proposed action and (b) the Indenture Trustee, acting on instruction of the Noteholders of a majority of the Note Balance of the Controlling Class (or if no Notes are Outstanding, the holder of the Residual Interest), has not notified the Owner Trustee before the 30th day after it receives notice that those Noteholders or the holder of the Residual Interest, as applicable, have withheld consent or given alternative direction:

(i)    starting or pursuing of a material Proceeding by the Issuer and the settlement of any material Proceeding brought by or against the Issuer;

(ii)   amending the Certificate of Trust (unless the amendment is required to be filed under the Delaware Statutory Trust Act), except to correct an ambiguity or to amend or supplement it in a manner that would not materially adversely affect the interests of the holders of the Notes or the Residual Interest;

(iii)  appointing or engaging a successor Indenture Trustee under the Indenture or consenting to the assignment by the Indenture Trustee of its obligations under the Indenture or this Agreement; and

(iv)  directing the Administrator to take any of the actions described above.

Section 5.4.           Action on Direction by Holder of Residual Interest.

(a)           Direction of Owner Trustee.  The Owner Trustee will take all actions, if permitted by the Transaction Documents, that the holder of the Residual Interest directs, subject to the consent of the Noteholders, if such consent is required by the Transaction Documents.

(b)           Consent to Amendments.  The Owner Trustee on behalf of the Issuer will not execute, or consent to, an amendment to the Credit and Security Agreement, the Exchange Note Supplement, the Servicing Agreement, the Servicing Supplement, the Indenture or the Administration Agreement that would materially adversely affect the holder of the Residual Interest without its consent.

Section 5.5.           Action for Bankruptcy.  The Owner Trustee may not start or pursue a voluntary proceeding in bankruptcy for the Issuer unless the Notes have been paid in full and the holder of the Residual Interest consents to the proceeding in advance and delivers to the Owner Trustee a certificate certifying that it reasonably believes that the Issuer is insolvent.

Section 5.6.           Action on Administrator’s Instruction.  If (a) the Owner Trustee is unsure of the application of a term of a Transaction Document, (b) a term of a Transaction Document is, or appears to be, in conflict with another term, (c) this Agreement permits a determination by the Owner Trustee or is silent or is unclear about the action the Owner Trustee is required to take or (d) the Owner Trustee is unable to decide between alternative actions permitted or required by a Transaction Document, the Owner Trustee may, and for clause (d) will, notify the Administrator requesting instruction on the matter.  If the Owner Trustee acts or does not act in good faith according to the instruction received, the Owner Trustee will not be liable for the action or inaction.  If the Owner Trustee does not receive instruction before ten days after it has notified the Administrator (or sooner if reasonably requested in the notice or necessary under the circumstances) it may, but is not obligated to, take or not take the action that it considers to be in the best interests of the holder of the Residual Interest, and will not be liable for the action or inaction.

Section 5.7.           No Obligations or Actions Except as Stated in Transaction Documents or Instructions.  The Owner Trustee is not obligated to, and will not, manage, use, sell or dispose of the Trust Property, except according to the rights and powers granted to and the authority given to the Issuer and the Owner Trustee under this Agreement and the other Transaction Documents or in an instruction received by the Owner Trustee under Section 5.4(a) or 5.6.  The right of the Owner Trustee to perform a discretionary act stated in a Transaction Document will not be interpreted as an obligation.  There are no implied obligations of the Owner Trustee under the Transaction Documents.

Section 5.8.           Prohibition on Some Actions.  The Owner Trustee will not take action (a) that is inconsistent with the purposes of the Issuer in Section 2.3 or (b) that, to the knowledge of the Owner Trustee, would (i) cause a Class of Notes not to be treated as indebtedness for U.S. federal or Applicable Tax State income or franchise tax purposes, (ii) be deemed to cause a sale or exchange of the Notes for purposes of Section 1001 of the Code (unless no gain or loss would be recognized on the deemed sale or exchange for U.S. federal income tax purposes) or (iii) cause the Issuer, the Titling Companies or any part of any of them to be treated as an association (or publicly traded partnership) taxable as a corporation for U.S. federal income tax purposes.  The holder of the Residual Interest will not direct the Owner Trustee to take action that would violate this Section 5.8.

Section 5.9.           Action Not Required.  The Owner Trustee will not be required to do any of the following:

(a)           Actions Resulting in Liability.  To take any action under a Transaction Document if the Owner Trustee reasonably determines, or is advised by counsel, that the action is likely to result in liability on the part of the Owner Trustee, is contrary to a Transaction Document or is not permitted by applicable law.

(b)           Actions Resulting in Financial Liability.  To pay or risk funds or incur any financial liability in the performance of its rights or powers under a Transaction Document if the Owner Trustee has reasonable grounds for believing that payment of such funds or adequate indemnity against the risk or liability is not reasonably assured or given to it.

(c)           Administering or Collecting Exchange Note.  To administer, service or collect the 2019-A Exchange Note or to monitor or supervise the administration, servicing or collection of the 2019-A Exchange Note.

(d)           Perfecting Security Interest.  To file financing statements or continuation statements or to perfect or maintain the perfection of a security interest or Lien granted to it under this Agreement or to prepare or file a Securities and Exchange Commission filing for the Issuer or to record a Transaction Document.

(e)           Advice.  To provide advice, counsel or opinion regarding the tax, financial, investment, securities law or insurance implications and consequences of the formation, funding and ongoing administration of the Issuer, including income, gift and estate tax issues, insurable interest issues, doing business or other licensing matters and the initial and ongoing selection and monitoring of financing arrangements.

(f)            Investigation.  To make investigation about the accuracy of representations, warranties or other obligations of the Issuer under the Transaction Documents.

(g)           Verification.  To prepare or verify information, disclosure or other statements in the offering documents or other documents issued or delivered in connection with the sale or transfer of the Notes, except as separately agreed by the Owner Trustee.

(h)           Actions of other Parties.  To monitor or supervise the activities or performance of other parties under the Transaction Documents.

Section 5.10.         Review of Owner Trustee’s Records.  The Owner Trustee agrees that, with reasonable advance notice, it will permit authorized representatives of the Servicer or the Administrator, during the Owner Trustee’s normal business hours, to have access to and review the facilities, processes, books of account, records, reports and other documents and materials of the Owner Trustee relating to (a) the performance of the Owner Trustee’s obligations under this Agreement, (b) payments of fees and expenses of the Owner Trustee for its performance and (c) a claim made by the Owner Trustee under this Agreement.  In addition, the Owner Trustee will permit the Servicer’s or the Administrator’s representatives to make copies and extracts of any of those documents and to discuss them with the Owner Trustee’s officers and employees.  Any access and review will be subject to the Owner Trustee’s confidentiality and privacy policies.  The Owner Trustee will maintain all relevant books, records, reports and other documents and materials for a period of two years after the termination of its obligations under this Agreement.

Section 5.11.         Furnishing of Documents.  The Owner Trustee will provide to the Administrator and, on request from the holder of the Residual Interest (if a different Person than the Administrator), to the holder copies of reports, notices, requests, demands, certificates and other documents provided to the Owner Trustee under the Transaction Documents, including any requests from a Noteholder to communicate under Section 7.1(e) of the Indenture and any Review Reports received from the Asset Representations Reviewer.

Section 5.12.         Sarbanes-Oxley Act.  The Owner Trustee will not be required to execute, deliver or certify on behalf of the Issuer, the Servicer, the Depositor or the Sponsor any filings, certificates or other documents required by the Securities and Exchange Commission or required under the Sarbanes-Oxley Act of 2002 in connection with the Transaction Documents.  The Owner Trustee will provide any relevant information and Officer’s Certificates reasonably requested by the Person responsible for the filings, certificates or other documents on behalf of the Issuer.

Section 5.13.         Reporting of Reallocations of Leases and Leased Vehicles.  The Owner Trustee will (a) notify the Sponsor, the Depositor and the Servicer, as soon as practicable and within five Business Days, of demands or requests received by a Responsible Person of the Owner Trustee (including to the Owner Trustee on behalf of the Issuer) for the removal of a Lease and related Leased Vehicle from the 2019-A Reference Pool and reallocation of the Lease and Leased Vehicle to the Revolving Facility Pool under Section 3.3 of the Exchange Note Sale Agreement, (b) promptly on request by the Sponsor, the Depositor or the Servicer, provide to them other information reasonably requested to facilitate compliance by them with Rule 15Ga-1 under the Exchange Act, and Items 1104(e) and 1121(c) of Regulation AB and (c) if requested by the Sponsor, the Depositor or the Servicer, provide a written certification no later than 15 days following the end of a quarter or year that the Owner Trustee has not received reallocation demands or requests for that period, or if reallocation demands or requests have been received during that period, that the Owner Trustee has given the information reasonably requested under clause (b) above.  The Owner Trustee and the Issuer will not have responsibility or liability for a filing required to be made by a securitizer under the Exchange Act or Regulation AB.

ARTICLE VI
OWNER TRUSTEE AND DELAWARE TRUSTEE

Section 6.1.           Acceptance of Trusts.  Each Co-Trustee accepts the trusts created by this Agreement and agrees to exercise its rights and powers and perform its obligations under this Agreement.

Section 6.2.           Limitations on Liability.  Neither Co-Trustee will be liable under the Transaction Documents, including for the following actions, except (a) for its own willful misconduct, bad faith or negligence (except for errors in judgment) or (b) if a representation or warranty made by it in Section 6.6 is not true and correct as of the Closing Date:

(i)    neither Co-Trustee will be liable for any action taken or not taken by it (A) according to the instructions of the Noteholders of a majority of the Note Balance of the Controlling Class, the Indenture Trustee, the Depositor, the holder of the Residual Interest, the Administrator or the Servicer or (B) in good faith which it believes to be authorized or within its rights and powers under this Agreement so long as the action taken or not taken does not amount to negligence;

(ii)   neither Co-Trustee will be liable for indebtedness evidenced by or created under the Transaction Documents, including the principal of and interest on the Notes or amounts distributable to the holder of the Residual Interest;

(iii)  neither Co-Trustee will be liable for (A) the validity or sufficiency of this Agreement, (B) the due execution of this Agreement by the Depositor, (C) the form, genuineness, sufficiency, value or validity of the Trust Property, (D) the validity or sufficiency of the other Transaction Documents, the Notes or related documents, (E) the legality, validity and enforceability of the 2019-A Exchange Note, (F) the sufficiency of the Trust Property or the ability of the Trust Property to generate the amounts necessary to make payments to the Noteholders under the Indenture or distributions to the holder of the Residual Interest under this Agreement or (G) the accuracy of a representation or warranty made under a Transaction Document (other than the representations and warranties made by it in Section 6.6);

(iv)  neither Co-Trustee will be liable for the default or misconduct of the Servicer, the Administrator, the Depositor, the holder of the Residual Interest or the Indenture Trustee under the Transaction Documents or for any action taken by the Indenture Trustee, the Administrator or the Servicer in the name of the Owner Trustee;

(v)   neither Co-Trustee will be responsible or liable for special, punitive, indirect or consequential damages (including lost profit), even if it has been advised of the likelihood of the loss or damage and regardless of the form of action; or

(vi)  neither Co-Trustee will be responsible or liable for a failure or delay in the performance of its obligations under this Agreement from or caused by, directly or indirectly, forces beyond its control, including strikes, work stoppages, acts of war, terrorism, civil or military disturbances, nuclear catastrophes, fires, floods, earthquakes, storms, hurricanes or other natural catastrophes and interruptions, loss or failures of mechanical, electronic or communication systems; each Co-Trustee will use reasonable efforts consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 6.3.           Reliance; Advice of Counsel; Use of Agents.

(a)           Reliance.  Each Co-Trustee may rely on, and will not be liable to anyone for acting in reliance on, a signature, notice, resolution, request, consent, certificate, report, opinion or other document believed by it to be genuine that appears on its face to be properly signed by the proper party or parties.  Each Co-Trustee may accept a certified copy of a resolution of the board of directors or other governing body of a corporate party as conclusive evidence that the resolution has been duly adopted and that the resolution is in full force and effect.

(b)           Advice of Counsel.  In the exercise or administration of the trusts under this Agreement and in the exercise of its rights and powers or the performance of its obligations under the Transaction Documents, each Co-Trustee may consult with counsel, accountants and other Persons whom it selects with reasonable care.  Each Co-Trustee may rely on the written opinion or advice of counsel, accountants or other Persons and will not be liable for any action taken or not taken in good faith according to such opinion or advice, including that such action or inaction is not contrary to the Transaction Documents.

(c)           Use of Agents.  In the exercise or administration of the trusts under this Agreement and in the performance of its rights, powers and obligations under the Transaction Documents, each Co-Trustee may act directly or through its agents or attorneys under agreements entered into with any of them and will not be liable for the conduct or misconduct of those agents or attorneys if it selects those agents or attorneys with due care.

Section 6.4.           Not Acting in Individual Capacity.  Except as stated in this Article VI, in accepting the trusts created by this Agreement, The Bank of New York Mellon acts solely as Owner Trustee under this Agreement and not in its individual capacity and BNY Mellon Trust of Delaware acts solely as Delaware Trustee under this Agreement and not in its individual capacity.  Any Person with a claim against the Owner Trustee or the Delaware Trustee related to a Transaction Document will look only to the Trust Property for payment or satisfaction of that claim.

Section 6.5.           The Bank of New York Mellon and BNY Mellon Trust of Delaware May Own Notes.  Each of The Bank of New York Mellon and BNY Mellon Trust of Delaware, in its individual or another capacity, may become the owner or pledgee of Notes and may deal with the Depositor, the holder of the Residual Interest, the Servicer, the Administrator and the Indenture Trustee in banking transactions with the same rights as it would have if it were not a Co-Trustee.

Section 6.6.           Owner Trustee’s and Delaware Trustee’s Representations and Warranties.  Each Co-Trustee represents and warrants to the Depositor as of the Closing Date:

(a)           Organization and Qualification.  It is duly formed and is validly existing as a banking corporation under the laws of (i) the State of New York, for the Owner Trustee, and (ii) the State of Delaware, for the Delaware Trustee.  It is duly qualified as a banking corporation and has obtained necessary licenses and approvals in each jurisdiction in which the ownership or lease of its properties or the conduct of its activities requires the qualification, license or approval, unless the failure to obtain the qualifications, licenses or approvals would not reasonably be expected to have a material adverse effect on its ability to perform its obligations under this Agreement.

(b)           Power, Authority and Enforceability.  It has the power and authority to execute, deliver and perform its obligations under this Agreement.  It has authorized the execution, delivery and performance of this Agreement.  This Agreement is its legal, valid and binding obligation, enforceable against it, except as may be limited by insolvency, bankruptcy, reorganization or other similar laws relating to the enforcement of creditors’ rights or by general equitable principles.

(c)           No Conflicts and No Violation.  The completion of the transactions under this Agreement and the performance by the Co-Trustee of its obligations under this Agreement will not (i) conflict with, or be a breach or default under, any indenture, mortgage, deed of trust, loan agreement, guarantee or similar document under which it is a debtor or guarantor, (ii) result in the creation or imposition of any Lien on its properties or assets under the terms of any indenture, mortgage, deed of trust, loan agreement, guarantee or similar document, (iii) violate its organizational documents or by-laws or (iv) violate a law or, to its knowledge, an order, rule or regulation of a federal or State court, regulatory body, administrative agency or other governmental instrumentality having jurisdiction over it or its properties that applies to it, which, in each case, would reasonably be expected to have a material adverse effect on its ability to perform its obligations under this Agreement.

(d)           No Proceedings.  To its knowledge, there are no proceedings or investigations pending or threatened in writing, before a federal or State court, regulatory body, administrative agency or other governmental instrumentality having jurisdiction over it or its properties (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the issuance of the Notes or the completion of the transactions contemplated by the Transaction Documents or (iii) seeking a determination or ruling that would reasonably be expected to have a material adverse effect on its ability to perform its obligations under, or the validity or enforceability of, this Agreement.

(e)           Banking Association.  The Delaware Trustee is a Delaware banking corporation satisfying Section 3807(a) of the Delaware Statutory Trust Act.  The Owner Trustee is a New York banking corporation and meets the applicable eligibility requirements of Section 9.1.

(f)            Information Provided.  The information provided by each Co-Trustee in its individual capacity in any certificate or agreement delivered by a Responsible Person of that Co-Trustee is true and correct in all material respects.

Section 6.7.           Obligation to Update Disclosure.  Each Co-Trustee will notify and provide information, and certify the information in an Officer’s Certificate, to the Depositor on the occurrence of any event or condition relating to it or actions taken by it that (a) may be required to be disclosed by the Depositor under Item 2 (the start of, material developments in, or termination of legal proceedings against The Bank of New York Mellon or BNY Mellon Trust of Delaware, as applicable, that are material to the Noteholders) of Form 10-D under the Exchange Act within five days of a Responsible Person of it becoming aware of such proceeding, (b) the Depositor reasonably requests of it that the Depositor, in good faith, believes is necessary to comply with Regulation AB within five days of request, (c) may be required to be disclosed under Item 6.02 (resignation, removal, replacement or substitution of The Bank of New York Mellon as Owner Trustee or BNY Mellon Trust of Delaware as Delaware Trustee) of Form 8-K under the Exchange Act within two days of a Responsible Person of it becoming aware of the occurrence or (d) causes the information given by it in a certificate delivered by a Responsible Person of it to be untrue or incorrect in any material respect or is necessary to make the statements provided by it in light of the circumstances in which they were made not misleading within five days of a Responsible Person of it becoming aware of the event or condition.

ARTICLE VII
COMPENSATION AND INDEMNIFICATION OF OWNER TRUSTEE AND DELAWARE TRUSTEE

Section 7.1.           Fees and Expenses.  The Issuer will pay each Co-Trustee as compensation for performing its obligations under this Agreement a fee separately agreed on by the Issuer and that Co-Trustee.  The Issuer will reimburse each Co-Trustee for its reasonable expenses in performing its obligations under this Agreement and the other Transaction Documents, including the reasonable fees and expenses of its agents, counsel and advisors, but excluding expenses resulting from that Co-Trustee’s willful misconduct, bad faith or negligence (other than errors in judgment).

Section 7.2.           Indemnification of Owner Trustee and Delaware Trustee.

(a)           Indemnification.  The Depositor will, or will cause the Administrator to, indemnify each Co-Trustee in its individual capacity, and its officers, directors, employees and agents (each, an “Indemnified Person”), for all fees, expenses, losses, damages and liabilities resulting from the administration of and the performance of its obligations under this Agreement and the other Transaction Documents (including the fees and expenses of defending itself against any loss, damage or liability and any fees and expenses incurred in connection with any proceedings brought by the Indemnified Person to enforce the indemnification obligations of the Depositor and the Administrator), but excluding any fee, expense, loss, damage or liability resulting from (i) the Co-Trustee’s willful misconduct, bad faith or negligence (other than errors in judgment) or (ii) the Co-Trustee’s breach of its representations and warranties in this Agreement.

(b)           Proceedings.  If an Indemnified Person receives notice of a Proceeding against it, the Indemnified Person will, if a claim is to be made under Section 7.2(a), promptly notify the Depositor and the Administrator of the Proceeding.  The Depositor or the Administrator may participate in and assume the defense and settlement of a Proceeding at its expense.  If the Depositor or the Administrator notifies the Indemnified Person of its intention to assume the defense of the Proceeding with counsel reasonably satisfactory to the Indemnified Person, and so long as the Depositor or the Administrator assumes the defense of the Proceeding in a manner reasonably satisfactory to the Indemnified Person, the Depositor or the Administrator will not be liable for fees and expenses of counsel to the Indemnified Person unless there is a conflict between the interests of the Depositor or the Administrator, as applicable, and an Indemnified Person.  If there is a conflict, the Depositor or the Administrator will pay for the reasonable fees and expenses of separate counsel to the Indemnified Person.  No settlement of a Proceeding may be made without the approval of the Depositor or the Administrator and the Indemnified Person, which approval will not be unreasonably withheld.

(c)           Survival of Obligations.  The obligations of the Depositor and the Administrator under this Section 7.2 will survive the resignation or removal of the Owner Trustee or the Delaware Trustee and the termination of this Agreement.

(d)           Repayment.  If the Depositor or the Administrator makes a payment to an Indemnified Person under this Section 7.2 and the Indemnified Person later collects from others any amounts for which the payment was made, the Indemnified Person will promptly repay those amounts to the Depositor or the Administrator, as applicable.

(e)           Other Assets.  The Depositor’s obligations under this Section 7.2 are obligations solely of the Depositor and are not a claim against the Depositor if the Depositor does not have funds sufficient to make payment of those obligations.  Each Co-Trustee, by entering into or accepting this Agreement, acknowledges and agrees that it has no right, title or interest in or to the Other Assets of the Depositor.  If a Co-Trustee either (i) asserts an interest or claim to, or benefit from, the Other Assets or (ii) is considered to have an interest, claim to, or benefit in or from the Other Assets, whether by operation of law, legal process, under insolvency laws or otherwise (including under Section 1111(b) of the Bankruptcy Code), then the Co-Trustee further acknowledges and agrees that the interest, claim or benefit in or from the Other Assets is subordinated to the indefeasible payment in full of the other obligations and liabilities, which, under the documents relating to the securitization or conveyance of those Other Assets, are entitled to be paid from or to the benefits of, or are secured by, those Other Assets (whether or not the entitlement or security interest is legally perfected or entitled to a priority of distributions or application under applicable law, including insolvency laws, and whether or not asserted against the Depositor), including the payment of post-petition interest on those other obligations and liabilities.  This subordination agreement is a subordination agreement within the meaning of Section 510(a) of the Bankruptcy Code.  Each Co-Trustee further acknowledges and agrees that no adequate remedy at law exists for a breach of this Section 7.2(e) and this Section 7.2(e) may be enforced by an action for specific performance.  This Section 7.2(e) is for the third party benefit of the holders of the other obligations and liabilities and will survive the termination of this Agreement.

Section 7.3.           Organizational Expenses of Issuer.  The Depositor will, or will cause the Administrator to, pay the organizational fees and expenses of the Issuer.

ARTICLE VIII
TERMINATION

Section 8.1.           Termination of Trust Agreement and Issuer.

(a)           Termination of Trust Agreement and Issuer.  The Issuer will dissolve, on the later to occur of (i) the final distribution by the Owner Trustee of all Trust Property according to the Indenture, the Servicing Agreement, the Servicing Supplement and Article IV and (ii) the satisfaction and discharge of the Indenture under Article IV of the Indenture.  An Insolvency Event, liquidation or dissolution of the Depositor will not (A) operate to terminate this Agreement or the Issuer, (B) allow the Depositor’s legal representatives to claim an accounting or to start an action or proceeding in court for a partition or winding up of the Issuer or the Trust Property or (C) affect the rights, powers, obligations and liabilities of the parties to this Agreement.  On dissolution of the Issuer, the Owner Trustee, at the direction of the Administrator, will wind up the activities and affairs of the Issuer as required by Section 3808 of the Delaware Statutory Trust Act.

(b)           Depositor May Not Terminate Issuer.  The Depositor may not cancel or terminate the Issuer.

(c)           Trust Property; Certificate of Cancellation.  On dissolution of the Issuer, any remaining Trust Property will be distributed to the holder of the Residual Interest, and on completion of the windup, the Owner Trustee and the Delaware Trustee will cause the Certificate of Trust to be cancelled by preparing, executing and filing a certificate of cancellation as required by the Delaware Statutory Trust Act.  On the filing of the certificate of cancellation, this Agreement and each Co-Trustee’s rights, powers and obligations under this Agreement will simultaneously terminate.  The Delaware Trustee will promptly deliver a file-stamped copy of the certificate of cancellation to the Administrator.

ARTICLE IX
SUCCESSOR TRUSTEES AND ADDITIONAL TRUSTEES

Section 9.1.           Eligibility Requirements for Owner Trustee and Delaware Trustee.

(a)           Eligibility Requirements.  The Owner Trustee must (i) be authorized to exercise corporate trust powers, (ii) have a combined capital and surplus of at least $50,000,000 and be subject to supervision or examination by federal or State authorities and (iii) have (or have a parent that has) a long-term debt rating of investment grade by each of the Rating Agencies or be acceptable to the Rating Agencies.  If the Owner Trustee publishes reports of condition at least annually, under law or the requirements of its supervising or examining authority, then for the purpose of this Section 9.1, the combined capital and surplus of the Owner Trustee will be considered to be its combined capital and surplus as stated in its most recent published report.

(b)           Trustee in Delaware.  The Delaware Trustee must satisfy Section 3807(a) of the Delaware Statutory Trust Act.

(c)           Notice of Ineligibility.  A Co-Trustee will promptly notify the Depositor and the Administrator if it no longer meets the eligibility requirements in this Section 9.1.

Section 9.2.           Resignation or Removal of Owner Trustee.

(a)           Resignation.  A Co-Trustee may resign by notifying the Depositor and the Administrator at least 30 days in advance.  A Co-Trustee must resign immediately if it no longer meets the applicable eligibility requirements in Section 9.1 or is legally unable to act as Owner Trustee or Delaware Trustee, as applicable.

(b)           Removal by Administrator.  The Administrator may, without cause, remove a Co-Trustee and terminate its rights and obligations under this Agreement by notifying the Co-Trustee at least 30 days in advance.

(c)           Removal for Cause.  The Administrator will, if any of the following events occurs and is continuing, remove a Co-Trustee and terminate its rights and obligations under this Agreement by notifying the Co-Trustee:

(i)    the Co-Trustee no longer meets the applicable eligibility requirements in Section 9.1;

(ii)   the Co-Trustee is legally unable to act as Owner Trustee or Delaware Trustee, as applicable; or

(iii)  an Insolvency Event of the Co-Trustee occurs.

(d)           Notice of Resignation or Removal.  The Administrator will notify the Depositor, the Indenture Trustee and the Rating Agencies of any resignation or removal of a Co-Trustee.

(e)           Continue to Perform.  No resignation or removal of a Co-Trustee will be effective, and the Co-Trustee will continue to perform its obligations under this Agreement, until a successor Co-Trustee has accepted its engagement according to Section 9.3(b).

Section 9.3.           Successor Co-Trustee.

(a)           Appointment of Successor Co-Trustee.  If a Co-Trustee resigns or the Administrator removes a Co-Trustee, the Administrator will promptly appoint a successor who meets the applicable eligibility requirements in Section 9.1.  If no successor is appointed and has accepted the appointment within 30 days after the Administrator’s receives notice of the resignation or removal of the Co-Trustee, the Co-Trustee may petition a court of competent jurisdiction to appoint a successor.  No successor Co-Trustee may accept appointment under this Section 9.3 unless, at the time of the acceptance, the successor Co-Trustee meets the applicable eligibility requirements in Section 9.1.

(b)           Effectiveness of Resignation or Removal.  No resignation or removal of a Co-Trustee and appointment of a successor under this Section 9.3 will become effective until (i) the successor accepts its appointment as the Owner Trustee or Delaware Trustee, as applicable, under Section 9.3(a) by executing and delivering to the Administrator an agreement accepting its appointment under this Agreement and (ii) if the successor is a successor Delaware Trustee, it files the certificate of amendment to the Certificate of Trust referred to in Section 9.3(e).

(c)           Transition of Co-Trustee Obligations.  On the resignation or removal of a Co-Trustee becoming effective under Section 9.3(b), all rights, powers and obligations of that Co-Trustee under this Agreement will become the rights, powers and obligations of the successor.  The Co-Trustee will deliver to the successor all documents and amounts held by it under this Agreement, and the Administrator and the Co-Trustee will execute and deliver any documents and do other things reasonably required to confirm in the successor those rights, powers and obligations.  The Depositor will reimburse the Co-Trustee and any successor for expenses related to the replacement of the Co-Trustee if those amounts have not been paid under Section 8.2 of the Indenture.

(d)           Notification.  On the acceptance of appointment by a successor under this Section 9.3, the Administrator will notify the Depositor, the Indenture Trustee, the Noteholders and the Rating Agencies of the successor.

(e)           Certificate of Amendment.  A successor Delaware Trustee appointed under this Agreement will promptly file a certificate of amendment to the Certificate of Trust with the Secretary of State of the State of Delaware identifying the name and principal place of business of the successor Delaware Trustee in the State of Delaware.  The successor Delaware Trustee will promptly deliver a file-stamped copy of the certificate of amendment to the Administrator.

Section 9.4.           Merger or Consolidation; Transfer of Assets.  If a Co-Trustee merges or consolidates with, or transfers its corporate trust business or assets to, any Person, the resulting, surviving or transferee Person will be the successor Owner Trustee or Delaware Trustee, as applicable, so long as that Person is qualified and eligible under Section 9.1.  The Co-Trustee will (i) notify the Issuer and the Administrator (who will notify the Rating Agencies) of the merger or consolidation within 15 Business Days of the event and (ii) if that Co-Trustee is the Delaware Trustee, file a certificate of amendment to the Certificate of Trust as required by Section 9.3(e).

Section 9.5.           Appointment of Separate Trustee or Co-Trustee.

(a)           General.  For the purpose of meeting a legal requirement of any jurisdiction in which the Trust Property or a Leased Vehicle may be located, the Administrator and the Owner Trustee acting jointly will have the power to appoint one or more Persons approved by the Owner Trustee to act as a separate trustee or as separate trustees, or as co-trustee, jointly with the Owner Trustee, of the Issuer, and to vest in that Person, in that capacity, the title to the Trust Property, and, subject to this Section 9.5, the trusts, rights, powers and obligations as the Administrator and the Owner Trustee consider necessary or advisable.  If the Administrator has not joined in the appointment within 15 Business Days of its receipt of a request so to do, the Owner Trustee will have the power to make the appointment.  No separate trustee or co-trustee under this Agreement will be required to be eligible under Section 9.1 and no notice of the appointment of a separate trustee or co-trustee is required.

(b)           Rights; Liability; Resignation or Removal.  Each separate trustee and co-trustee will, if permitted by law, be appointed and act subject to the following:

(i)    all rights, powers and obligations of the Owner Trustee will be exercised or performed by the Owner Trustee and the separate trustee or co-trustee jointly (it being understood that the separate trustee or co-trustee is not authorized to act separately without the Owner Trustee joining in the act), except if under the law of each jurisdiction in which a particular act or acts are to be performed, the Owner Trustee is incompetent or unqualified to perform the act or acts, in which event the rights, powers and obligations (including the holding of title to any Trust Property) may be exercised and performed separately by the separate trustee or co-trustee;

(ii)   no trustee under this Agreement will be personally liable for any act or failure to act by another trustee under this Agreement; and

(iii)  the Administrator and the Owner Trustee acting jointly may accept the resignation of or remove a separate trustee or co-trustee.

(c)           Joint or Separate Trusts.  Any notice, request or other communication given to the Owner Trustee will be considered given to each of the then separate trustees and co-trustees, as if given to each of them.  Every appointment of a separate trustee or co-trustee must refer to this Agreement and the conditions of this Article IX.  Each separate trustee and co-trustee, on its acceptance of the appointment, will be vested with the properties, trusts, rights and powers stated in its appointment, either jointly with the Owner Trustee or separately.  The Owner Trustee will keep a copy of the appointment in its files and will deliver a copy to the Administrator.

(d)           Owner Trustee as Agent.  Any separate trustee or co-trustee may appoint the Owner Trustee as its agent or attorney-in-fact with full power and authority, if not prohibited by law, to do any act under this Agreement on its behalf and in its name.  If a separate trustee or co-trustee becomes incapable of acting, resigns or is removed, its properties, trusts, rights and powers will be vested in and may be exercised by the Owner Trustee, if permitted by law, without the appointment of a new or successor trustee.

Section 9.6.           Compliance with Delaware Statutory Trust Act.  The Issuer must have at least one trustee that meets the requirements of Section 3807(a) of the Delaware Statutory Trust Act.

ARTICLE X
OTHER AGREEMENTS

Section 10.1.         Limitation on Rights of Others.  Except for Sections 2.6, 7.2, 10.5 and 11.1, this Agreement is solely for the benefit of the Owner Trustee, the Delaware Trustee, the Depositor, the Administrator, the Servicer, the holder of the Residual Interest and the Indenture Trustee and the Secured Parties.  Nothing in this Agreement (other than Section 2.6), will give to any other Person any legal or equitable right, remedy or claim in the Trust Property or under this Agreement.

Section 10.2.         No Petition.  Each Co-Trustee agrees that, before the date that is one year and one day (or, if longer, any applicable preference period) after the payment in full of (a) all Secured Obligations, including all Exchange Notes, and any other Securities, (b) all securities issued by the Depositor or by a trust for which the Depositor was a depositor or (c) the Notes, it will not start or pursue against, or join any other Person in starting or pursuing against, (i) either Titling Company or either Holding Company, (ii) the Depositor or (iii) the Issuer, respectively, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings under any bankruptcy or similar law.  This Section 10.2 will survive the resignation or removal of the Owner Trustee or the Delaware Trustee under this Agreement and the termination of this Agreement.

Section 10.3.         Limited Recourse.  Each Co-Trustee agrees that each claim that the Co-Trustee may seek to enforce against the Depositor is limited to the 2019-A Exchange Note only and is not a claim against the Depositor’s assets as a whole or assets other than the Depositor’s assets related to the 2019-A Exchange Note.

Section 10.4.         Subordination.

(a)           Subordination of Claims.  Each Co-Trustee agrees that each claim that the Co-Trustee may seek to enforce against the Depositor’s assets other than the assets related to the 2019-A Exchange Note will be subordinate to the payment in full of other claims for those other assets.  However, this Section 10.4(a) will not limit, subordinate or modify claims against the Depositor for the right to payment, commitment to repurchase or other obligation of Depositor relating to:

(i)    assets related to the 2019-A Exchange Note or the 2019-A Reference Pool;

(ii)   related credit enhancement;

(iii)  transactions entered into for the assets related to the 2019-A Exchange Note (or the beneficial interest in the 2019-A Exchange Note);

(iv)  administrative services performed for the 2019-A Exchange Note;

(v)   a servicing obligation; or

(vi)  an obligation to a Person acting as trustee, registrar or administrator (including as owner trustee or indenture trustee).

(b)           Election under Bankruptcy Code.  Each Co-Trustee irrevocably makes the election afforded to secured creditors by Section 1111(b)(1)(A)(i) of the Bankruptcy Code to receive the treatment afforded by Section 1111(b)(2) of the Bankruptcy Code for a secured claim that the Co-Trustee may have against assets of the Depositor other than assets related to the 2019-A Exchange Note of the Depositor.

(c)           Subordination Agreement.  Sections 10.4(a) and (b) are an enforceable subordination agreement under Section 510(a) of the Bankruptcy Code.

Section 10.5.         Rights Limited to Exchange Note.

(a)           Rights Limited to Exchange Notes.  Each claim by a Co-Trustee or another Person under this Agreement if the claim is deemed to be against a Titling Company or assets of a Titling Company will be limited in recourse to the 2019-A Exchange Note.  If the Noteholders or other Persons having a claim under this Agreement will be deemed to have a claim against the assets of a Titling Company other than the 2019-A Exchange Note, the claim will be subordinate to the payment in full, including post-petition interest, of the claims of the Lender and to the holder of (i) other Exchange Notes and (ii) for assets allocated to a Specified Interest other than the Collateral Specified Interest, other asset-backed securities, the payments on which are derived primarily from collections on designated assets of the Titling Companies and related hedging arrangements.  This paragraph is a subordination agreement within the meaning of Section 510(a) of the Bankruptcy Code.  Each Co-Trustee and the Depositor each further acknowledges and agrees that no adequate remedy at law exists for a breach of this Section 10.5 and this Section 10.5 may be enforced by action for specific performance.

(b)           Election under Bankruptcy Code.  Each Co-Trustee and each other Person having rights under this Agreement by accepting the benefits hereof irrevocably makes the election afforded to secured creditors by Section 1111(b)(1)(A)(i) of the Bankruptcy Code to receive the treatment afforded by Section 1111(b)(2) of the Bankruptcy Code for a secured claim that Person may have against a Titling Company or against an Exchange Note of a Titling Company other than the 2019-A Exchange Note.

(c)           Third-Party Benefit.  This Section 10.5 is for the third party benefit of the holders, pledgees or other beneficiaries of securities or parties to or other beneficiaries of an agreement, contract or other obligation of the type referred to in clause (ii) of Section 10.5(a), which relates to an Exchange Note other than the 2019-A Exchange Note and will survive the termination of this Agreement.

ARTICLE XI
MISCELLANEOUS

Section 11.1.         Amendments.

(a)           Amendments to Clarify and Correct Errors and Defects.  The parties may amend this Agreement to (i) clarify an ambiguity, correct an error or correct or supplement any term of this Agreement that may be inconsistent with the other terms of this Agreement, or (ii) provide for, or facilitate the acceptance of this Agreement by, a successor Owner Trustee or Delaware Trustee, in each case, without the consent of the Noteholders or any other Person.

(b)           Other Amendments.  The parties may amend this Agreement to add, change or eliminate terms for this Agreement if:

(i)    the holder of the Residual Interest delivers an Officer’s Certificate to the Indenture Trustee and the Owner Trustee stating that the amendment will not have a material adverse effect on the Notes or, if such Officer’s Certificate is not or cannot be delivered, the consent of the Noteholders of a majority of the Note Balance of each Class of the Notes Outstanding (with each Class voting separately, except that all Noteholders of the Class A Notes will vote together as a single class) is received;

(ii)   the holder of the Residual Interest delivers an Opinion of Counsel to the Indenture Trustee and the Owner Trustee stating that the amendment will not (A) cause a Note to be deemed sold or exchanged for purposes of Section 1001 of the Code, (B) cause the Issuer or a Titling Company to be treated as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes or (C) adversely affect the treatment of the Notes as debt for U.S. federal income tax purposes; and

(iii)  the consent of the Indenture Trustee is received if the amendment has a material adverse effect on the rights or obligations of the Indenture Trustee, which consent will not be unreasonably withheld.

(c)           Amendments Requiring Consent of all Affected Noteholders.  No amendment to this Agreement may, without the consent of all affected Noteholders, (i) increase or reduce in any manner the amount of, or accelerate or delay the timing of, or change the allocation or priority of, payments on the 2019-A Exchange Note or distributions that are required to be made to the Secured Parties or (ii) reduce the percentage of the Note Balance of the Notes required to consent to any amendment.

(d)           Notice of Amendments.  The Administrator will notify the Rating Agencies in advance of any amendment.   Promptly after the execution of an amendment, (i) the Administrator will deliver a copy of the amendment to the Rating Agencies and (ii) the Owner Trustee will notify the Indenture Trustee of the substance of the amendment or consent.

(e)           Certificate of Amendment.  Promptly after the execution of any certificate of amendment to the Certificate of Trust, the Delaware Trustee will cause the amendment to be filed with the Secretary of State of the State of Delaware.  The Delaware Trustee will promptly deliver a file-stamped copy of the certificate of amendment to the Administrator.

(f)            Amendment by Delaware Trustee.  The Delaware Trustee may enter into any amendment or certificate of amendment to the Certificate of Trust that affects the Delaware Trustee’s own rights, powers and obligations under this Agreement.

(g)           Opinions of Counsel.

(i)    Before executing any amendment to this Agreement or certificate of amendment to the Certificate of Trust, the holder of the Residual Interest will deliver to each Co-Trustee an Opinion of Counsel stating that the execution of the amendment or certificate of amendment is authorized or permitted by this Agreement.

(ii)   Before executing any amendment to this Agreement or any other Transaction Document to which the Issuer is a party, the holder of the Residual Interest will deliver to each Co-Trustee an Opinion of Counsel stating that the amendment is permitted by the Transaction Documents and that all conditions in the Transaction Documents for the execution and delivery of the amendment by the Issuer or the Co-Trustees have been satisfied.

(h)           Noteholder Consent.  For any amendment to this Agreement or any other Transaction Document requiring the consent of the Noteholders, the Owner Trustee will notify the Indenture Trustee to request consent from the Noteholders and follow its reasonable procedures to obtain consent.

Section 11.2.         Benefit of Agreement; Third-Party Beneficiaries.  This Agreement is for the benefit of and will be binding on the parties and their permitted successors and assigns.  The Administrator, the Servicer, the holder of the Residual Interest, the Indenture Trustee and the Secured Parties will be third-party beneficiaries of this Agreement and may enforce this Agreement according to its terms.  Subject to Section 10.1, no other Person will have any right or obligation under this Agreement.

Section 11.3.         Notices.

(a)           Notices to Parties.  All notices, requests, directions, consents, waivers or other communications to or from the parties must be in writing and will be considered received by the recipient:

(i)    for overnight mail, on delivery or, for registered first class mail, postage prepaid, three days after deposit in the mail properly addressed to the recipient;

(ii)   for a fax, when receipt is confirmed by telephone, reply email or reply fax from the recipient;

(iii)  for an email, when receipt is confirmed by telephone or reply email from the recipient; and

(iv)  for an electronic posting to a password-protected website to which the recipient has access, on delivery of an email (without the requirement of confirmation of receipt) stating that the electronic posting has been made.

(b)           Notice Addresses.  A notice, request, direction, consent, waiver or other communication must be addressed to the recipient at its address stated in Schedule A to the Indenture, which address the party may change by notifying the other party.

(c)           Notices to Noteholders.  Notices to a Noteholder will be considered received by the Noteholder:

(i)    for Definitive Notes, for overnight mail, on delivery or, for registered first class mail, postage prepaid, three days after deposit in the mail properly addressed to the Noteholder at its address in the Note Register; and

(ii)   for Book-Entry Notes, when delivered under the procedures of the Clearing Agency, whether or not the Noteholder actually receives the notice.

Section 11.4.         GOVERNING LAW.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICT OF LAWS.

Section 11.5.         WAIVER OF JURY TRIAL.  EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN LEGAL PROCEEDINGS RELATING TO THIS AGREEMENT.

Section 11.6.         Severability.  If a part of this Agreement is held invalid, illegal or unenforceable, then it will be deemed severable from the remaining Agreement and will not affect the validity, legality or enforceability of the remaining Agreement.

Section 11.7.         Headings.  The headings in this Agreement are included for convenience and will not affect the meaning or interpretation of this Agreement.

Section 11.8.         Counterparts.  This Agreement may be executed in multiple counterparts.  Each counterpart will be an original and all counterparts will together be one document.

[Remainder of Page Left Blank]

EXECUTED BY:

FORD CREDIT AUTO LEASE TWO LLC,
as Depositor

By:	/s/ Nathan Herbert
	Name:	Nathan Herbert
	Title:	Assistant Secretary

THE BANK OF NEW YORK MELLON,
as Owner Trustee

By:	/s/ Esther Antoine
	Name:	Esther Antoine
	Title:	Vice President

BNY MELLON TRUST OF DELAWARE,
as Delaware Trustee

By:	/s/ Kristine K. Gullo
	Name:	Kristine K. Gullo
	Title:	Vice President

[Signature Page to Amended and Restated Trust Agreement]

Exhibit A

FORM OF CERTIFICATE OF TRUST OF
FORD CREDIT AUTO LEASE TRUST 2019-A

This Certificate of Trust of FORD CREDIT AUTO LEASE TRUST 2019-A (the “Trust”) is being duly executed and filed by The Bank of New York Mellon, a New York banking corporation, as Owner Trustee, and BNY Mellon Trust of Delaware, a Delaware banking corporation, as Delaware Trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Delaware Code, § 3801 et seq.) (the “Act”).

1.             Name.  The name of the statutory trust formed by this Certificate of Trust is “Ford Credit Auto Lease Trust 2019-A”.

2.             Delaware Trustee.  The name and business address of a trustee of the Trust having its principal place of business in the State of Delaware is BNY Mellon Trust of Delaware, 301 Bellevue Parkway, 3rd Floor, Wilmington, Delaware 19809.

3.             Effective Date. This Certificate of Trust will be effective on filing.

The undersigned, being all of the trustees of the Trust, have executed this Certificate of Trust according to Section 3811(a)(1) of the Act.

THE BANK OF NEW YORK MELLON,
not in its individual capacity but solely as Owner Trustee

By:
Name:
Title:

BNY MELLON TRUST OF DELAWARE,
not in its individual capacity but solely as Delaware Trustee

By:
Name:
Title:

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